The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Citigroup Inc.	SUBJECT TO COMPLETION, DATED APRIL 1, 2014	April , 2014 Medium-Term Senior Notes, Series G Pricing Supplement No. 2014-CMTNG0105 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302
Callable Contingent Coupon Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due April    , 2017
▪
The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc.  The securities offer the potential for contingent quarterly coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity.  In exchange for this higher potential yield, you must be willing to accept the risks that (i) your actual yield may be lower than the yield on our conventional debt securities of the same maturity because you may not receive one or more, or any, contingent coupon payments and (ii) your actual yield may be negative because you may receive significantly less than the stated principal amount of your securities at maturity.  These risks will depend on the performance of the worst performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index (each, an “underlying index”), as described below.  You will be subject to risks associated with all three underlying indices and will be negatively affected by adverse movements in any one regardless of the performance of the other two. Although you will be exposed to downside risk with respect to the worst performing underlying index, as described below, you will not participate in any appreciation of any underlying index or receive any dividends paid on the stocks included in any underlying index.

▪	The securities are callable at our option on any contingent coupon payment date.
▪
Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we default on our obligations.  All payments on the securities are subject to the credit risk of Citigroup Inc.

KEY TERMS
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Underlying indices:	Underlying index	Initial index level	Barrier level
	S&P 500® Index	, its closing level on the pricing date	, which is 65% of its initial index level
	Russell 2000® Index	, its closing level on the pricing date	, which is 65% of its initial index level
	EURO STOXX 50® Index	, its closing level on the pricing date	, which is 65% of its initial index level
Pricing date:	April , 2014 (expected to be April 25, 2014)
Issue date:	April , 2014 (three business days after the pricing date)
Maturity date:	Unless earlier redeemed, April , 2017 (expected to be April 28, 2017)
Valuation dates:
The     day of each January, April, July and October (expected to be the 25th day of each January, April, July and October), beginning on July   , 2014 (expected to be July 25, 2014) and ending on April    , 2017 (the “final valuation date,” which is expected to be April 25, 2017), each subject to postponement if such date is not a scheduled trading day for any underlying index or if certain market disruption events occur with respect to any underlying index

Contingent coupon payment dates:	For any valuation date, the fifth business day after such valuation date, except that the contingent coupon payment date for the final valuation date will be the maturity date
Contingent coupon:
On each quarterly contingent coupon payment date, unless earlier redeemed, the securities will pay a contingent coupon at a rate that will be at least approximately 7.35% per annum (to be determined on the pricing date) of the stated principal amount of the securities (equal to 1.8375% of the stated principal amount of the securities per quarter) if and only if the closing level of each of the underlying indices on the related valuation date is greater than or equal to the applicable barrier level.  If the closing level of any underlying index on any quarterly valuation date is less than its barrier level, you will not receive any contingent coupon payment on the related contingent coupon payment date.

Redemption:
We may call the securities, in whole and not in part, for mandatory redemption on any contingent coupon payment date upon not less than five business days’ notice.  Following an exercise of our call right, you will receive for each security you then hold an amount in cash equal to $1,000 plus the related contingent coupon payment, if any.

Payment at maturity:
Unless earlier redeemed by us, you will be entitled to receive at maturity for each security you then hold:
•   If the final index level of the worst performing underlying index is greater than or equal to its applicable barrier level:
$1,000 + the contingent coupon payment due at maturity
•   If the final index level of the worst performing underlying index is less than its applicable barrier level:
$1,000 × the index performance factor of the worst performing underlying index
If the worst performing underlying index declines by more than 35% from its initial index level to its final index level, you will receive less, and possibly significantly less, than $650 per security at maturity.

Final index level:	For each underlying index, its closing level on the final valuation date
Worst performing underlying index:	For any valuation date, the underlying index with the lowest index performance factor on that valuation date
Index performance factor:	For any underlying index on any valuation date, its closing level on that valuation date divided by its initial index level
CUSIP / ISIN:	1730T0N21 / US1730T0N212
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(2)
Per security:	$1,000.00	$17.50	$982.50
Total:	$	$	$
(1) Citigroup Inc. currently expects that the estimated value of the securities on the pricing date will be between $935.00 and $970.50 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.
(2) The underwriting fee is variable but will not exceed $17.50 per security. The per security proceeds to issuer above represent the minimum per security proceeds to Citigroup Inc., assuming the maximum per security underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus:

Product Supplement No. EA-04-02 dated November 13, 2013         Underlying Supplement No. 3 dated November 13, 2013
Prospectus Supplement and Prospectus each dated November 13, 2013

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Callable Contingent Coupon Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due April , 2017

Additional Information

General.  The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a contingent coupon payment date as well as your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement.  The accompanying underlying supplement contains important disclosures regarding the underlying indices that are not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of a valuation date.  If a scheduled valuation date is not a scheduled trading day for any underlying index or if a  market disruption event occurs with respect to any underlying index on a scheduled valuation date, that valuation date will be subject to postponement as described in the accompanying product supplement in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date.”  If a scheduled valuation date is postponed, the closing level of each underlying index in respect of that valuation date will be determined based on (i) for any underlying index for which the originally scheduled valuation date is a scheduled trading day and as to which a market disruption event does not occur on the originally scheduled valuation date, the closing level of that underlying index on the originally scheduled valuation date and (ii) for any other underlying index, its closing level on the valuation date as postponed (or, if earlier, the first scheduled trading day for that underlying index following the originally scheduled valuation date on which a market disruption event did not occur with respect to that underlying index).

Hypothetical Examples

The examples below illustrate how to determine whether a contingent coupon will be paid with respect to a quarterly valuation date and how to calculatute the payment at maturity on the securities, assuming we do not redeem the securities prior to maturity. You should understand that the term of the securities, and your opportunity to receive the contingent coupon payments on the securities, may be limited to as short as three months if we redeem the securities prior to the maturity date, which is not reflected in the examples below. For ease of analysis, figures in the table below may have been rounded.

The examples below are based on the following hypothetical values and assumptions in order to illustrate how the securities work and do not reflect the actual initial index levels of any of the underlying indices or its applicable barrier level or the actual contigent coupon, each of which will be determined on the pricing date:

Underlying index	Hypothetical initial index level	Hypothetical barrier level
S&P 500® Index	1,900.00	1,235.00 (65.00% of its hypothetical initial index level)
Russell 2000® Index	1,200.00	780.00 (65.00% of its hypothetical initial index level)
EURO STOXX 50® Index	3,200.00	2,080.00 (65.00% of its hypothetical initial index level)
Hypothetical contingent coupon:	Approximately 7.35% of the stated principal amount per annum, paid quarterly

April 2014	PS-2

Citigroup Inc.
Callable Contingent Coupon Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due April , 2017

Hypothetical Examples of Contingent Coupon Payments with Respect to a Quarterly Valuation Date

The following examples illustrate the hypothetical contingent coupon payments with respect to four hypothetical quarterly valuation dates.

	Example 1: Hypothetical valuation date 1	Example 2: Hypothetical valuation date 2	Example 3: Hypothetical valuation date 3	Example 4: Hypothetical valuation date 4
Hypothetical closing level of the S&P 500® Index	2,000.00	1,150.00	1,300.00	1,100.00
Hypothetical closing level of the Russell 2000® Index	900.00	1,300.00	750.00	750.00
Hypothetical closing level of the EURO STOXX 50® Index	3,000.00	3,300.00	2,100.00	2,000.00
Hypothetical contingent coupon payment per security	$18.375	$0.000	$0.000	$0.000

Example 1: On hypothetical valuation date 1, the closing levels of all three of the underlying indices are greater than the applicable barrier levels. In this scenario, investors in the securities would receive the contingent coupon payment of $18.375 per security on the related contingent coupon payment date.

Example 2: On hypothetical valuation date 2, the closing level of the S&P 500® Index is less than the applicable barrier level. In this scenario, investors would not receive any payment on the related contingent coupon payment date, even though the other two underlying indices have appreciated from their initial index levels.

Example 3: On hypothetical valuation date 3, the closing level of the Russell 2000® Index is less than the applicable barrier level. In this scenario, investors would not receive any payment on the related contingent coupon payment date, even though the closing levels of the other two underlying indices are greater than the applicable barrier levels.

Example 4: On hypothetical valuation date 4, the hypothetical closing levels of all three of the underlying indices are less than the applicable barrier levels. In this scenario, investors would not receive any payment on the related contingent coupon payment date.

Investors in the securities will not receive a contingent coupon payment with respect to a valuation date if, on that valuation date, the closing level of any underlying index is less than the applicable barrier level.

Hypothetical Examples of the Payment at Maturity on the Securities

The following examples illustrate the payment at maturity on the securities as determined by the applicable closing levels of the underlying indices on the final valuation date.

	Example 5	Example 6	Example 7
Hypothetical closing level of the S&P 500® Index	2,100.00 (Index performance factor = 2,100.00 / 1,900.00 = 1.105)	950.00 (Index performance factor = 950.00 / 1,900.00 = 0.500)	1,200.00 (Index performance factor = 1,200.00 / 1,900.00 = 0.632)
Hypothetical closing level of the Russell 2000® Index	1,400.00 (Index performance factor = 1,400.00 / 1,200.00 = 1.167)	840.00 (Index performance factor = 840.00 / 1,200.00 = 0.700)	300.00 (Index performance factor = 300.00 / 1,200.00 = 0.250)
Hypothetical closing level of the EURO STOXX 50® Index	3,300.00 (Index performance factor = 3,300.00 / 3,200.00 = 1.031)	2,100.00 (Index performance factor = 2,100.00 / 3,200.00 = 0.656)	1,600.00 (Index performance factor = 1,600.00 / 3,200.00 = 0.500)
Hypothetical payment at maturity per security	$1,018.375	$500.000	$250.000

April 2014	PS-3

Citigroup Inc.
Callable Contingent Coupon Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due April , 2017

Example 5: In this example, the EURO STOXX 50® Index is the worst performing underlying index and its final index level is greater than the applicable barrier level.  Accordingly, at maturity, you would receive the stated principal amount of the securities plus the contingent coupon payment of $18.375 per security but you would not participate in the appreciation of any of the underlying indices.

Example 6: In this example, the S&P 500® Index is the worst performing underlying index and its final index level is less than the applicable barrier level.  Accordingly, at maturity, you would receive a payment per security calculated as follows:

Payment at maturity = $1,000 × index performance factor of the S&P 500® Index on the final valuation date
= $1,000 × 0.500
= $500

In this scenario, you would receive significantly less than the stated principal amount of your securities at maturity.  You would incur a loss based on the performance of the worst performing underlying index, even though the final index levels of the other underlying indices were greater than the applicable barrier levels.

Example 7: In this example, the Rusell 2000® Index is the worst performing underlying index and its final index level is less than the applicable barrier level.  Accordingly, at maturity, you would receive a payment per security calculated as follows:

Payment at maturity = $1,000 × index performance factor of the Russell 2000® Index on the final valuation date
= $1,000 × 0.250
= $250

In this scenario, you would receive significantly less than the stated principal amount of your securities at maturity.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with each of the underlying indices.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement and the description of risks relating to the underlying indices beginning on page 1 in the accompanying underlying supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪
You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances.  If we do not redeem the securities prior to maturity and the final index level of the worst performing underlying index is less than its applicable barrier level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level of the worst performing underlying index is less than its initial index level. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪
You will not receive any contingent coupon payment for any quarter in which the closing level of any underlying index is less than its applicable barrier level on the related valuation date. A contingent coupon payment will be made on a contingent coupon payment date if and only if the closing level of each of the underlying indices on the related valuation date is greater than or equal to the applicable barrier level.  If the closing level of any underlying index is less than its applicable barrier level on any quarterly valuation date, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the closing level of any underlying index is below its applicable barrier level on each valuation date, you will not receive any contingent coupon payments over the term of the securities.

▪
Higher contingent coupon rates are associated with greater risk.  The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity.  This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates and the risk that you may receive significantly less than the stated principal amount of your securities at maturity.  The volatility of and the correlation among the underlying indices are important factors affecting these risks.  Greater expected

April 2014	PS-4

Citigroup Inc.
Callable Contingent Coupon Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due April , 2017

volatility of and lower expected correlation among the underlying indices as of the pricing date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the pricing date that the closing levels of any of the underlying indices will be less than the applicable barrier level on one or more valuation dates, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities and that the closing level of the worst performing underlying index will be less than its applicable barrier level on the final valuation date, such that you will not be repaid the stated principal amount of your securities at maturity.

▪
The securities are subject to the risks of all of the underlying indices and will be negatively affected if any underlying index performs poorly, even if the other underlying indices perform well. You are subject to risks associated with each of the underlying indices. If any underlying index performs poorly, you will be negatively affected, even if the other underlying indices perform well. The securities are not linked to a basket composed of the underlying indices, where the better performance of one or two could ameliorate the poor performance of the other.  Instead, you are subject to the full risks of whichever underlying index is the worst performing underlying index.

▪
You will not benefit in any way from the performance of the better performing underlying indices. Your return on the securities depends solely on the performance of the worst performing underlying index, and you will not benefit in any way from the performance of the other underlying indices.  The securities may underperform a similar investment in all of the underlying indices or a similar alternative investment linked to a basket composed of the underlying indices, since in either such case the performance of the better performing underlying indices would be blended with the performance of the worst performing underlying index, resulting in a better return than the return of the worst performing underlying index.

▪
You may not be adequately compensated for assuming the downside risk of the worst performing underlying index.  The potential contingent coupon payments on the securities are the compensation you receive for assuming the downside risk of the worst performing underlying index, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the contingent coupon payment dates or because we have redeemed the securities prior to the maturity date.  Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the worst performing underlying index, but also for all of the other risks of the securities, including the risk that the securities may be redeemed prior to maturity, interest rate risk and our credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the worst performing underlying index.

▪
The securities offer downside exposure to the worst performing underlying index, but no upside exposure to any of the underlying indices. You will not participate in any appreciation in the levels of the underlying indices over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on any of the underlying indices over the term of the securities.

▪
We may redeem the securities at our option, which will limit your ability to receive the contingent coupon payments. We may redeem the securities on any contingent coupon payment date upon not less than five business days’ notice. In the event that we redeem the securities, you will receive the stated principal amount of your securities and the related contingent coupon payment, if any. Thus, the term of the securities may be limited to as short as three months.  If the securities are redeemed prior to maturity, you will not receive any additional contingent coupon payments.  Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.  If the securities are called prior to maturity, it is likely to be as a result of the underlying indices performing in a manner that would otherwise have been favorable to you.  If we call the securities, we will do so at a time that is advantageous to us and without regard to your interests.

▪
You will be subject to risks relating to the relationship among the underlying indices.  It is preferable from your perspective for the underlying indices to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes.  By investing in the securities, you assume the risk that the underlying indices will not exhibit this relationship.  The less correlated the underlying indices, the more likely it is that any one of the underlying indices will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlying indices to perform poorly; the performance of the underlying indices that are not the worst performing underlying index is not relevant to your return on the securities.  It is impossible to predict what the relationship among the underlying indices will be over the term of the securities.  One underlying index represents large capitalization stocks in the United States, one underlying index represents small capitalization stocks in the United States and one underlying index represents large capitalization stocks in the Eurozone. Accordingly, the underlying indices represent markets that differ in significant ways and, therefore, may not be correlated with each other.

April 2014	PS-5

Citigroup Inc.
Callable Contingent Coupon Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due April , 2017

▪
Investing in the securities is not equivalent to investing in the underlying indices or the stocks that constitute the underlying indices. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying indices. As of April 1, 2014, the average dividend yield of the S&P 500® Index was 1.93% per year, which, if this dividend yield remained constant for the term of the securities, would be equivalent to approximately 5.79% (assuming no reinvestment of dividends) over the term of the securities (assuming we do not redeem the securities prior to maturity).  As of April 1, 2014, the average dividend yield of the Russell 2000® Index was 1.33% per year, which, if this dividend yield remained constant for the term of the securities, would be equivalent to approximately 3.99% (assuming no reinvestment of dividends) over the term of the securities (assuming we do not redeem the securities prior to maturity).  As of April 1, 2014, the average dividend yield of the EURO STOXX 50® Index was 3.38% per year, which, if this dividend yield remained constant for the term of the securities, would be equivalent to approximately 10.14% (assuming no reinvestment of dividends) over the term of the securities (assuming we do not redeem the securities prior to maturity).  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as the dividend yield or the average dividend yield over any period.

▪
The performance of the securities will depend on the closing levels of the underlying indices solely on the relevant valuation dates. Whether the contingent coupon will be paid for any given quarter will depend on the closing levels of the underlying indices solely on the valuation date for that quarter, regardless of the closing levels of the underlying indices on any other days.  If we do not earlier redeem the securities, what you receive at maturity will depend solely on the closing level of the worst performing underlying index on the final valuation date, and not on any other day during the term of the securities.  Because the performance of the securities depends on the closing levels of the underlying indices on a limited number of dates, the securities will be particularly sensitive to volatility in the closing levels of the underlying indices.  You should understand that each of the underlying indices has historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

▪
The securities will not be listed on any securities exchange and you may not be able to sell your securities prior to maturity.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis.  Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity.  Accordingly, an investor must be prepared to hold the securities until maturity.

▪
The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price.  These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities.  These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you.  The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities.  See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪
The estimated value of the securities was determined for us by our affiliate using proprietary pricing models.  CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models.  In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation among the underlying indices, dividend yields on the stocks that constitute the underlying indices and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours.  Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities.  Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes.  You should not invest in the securities because of the estimated value of the securities.  Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

April 2014	PS-6

Citigroup Inc.
Callable Contingent Coupon Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due April , 2017

▪
The estimated value of the securities would be lower if it were calculated based on our secondary market rate.  The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate.  If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences.  Our internal funding rate is not the same as the coupon that is payable on the securities.

▪
The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.  Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor.  Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used.  In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying indices and a number of other factors, including the price and volatility of the stocks that constitute the underlying indices, the correlation among the underlying indices, dividend yields on the stocks that constitute the underlying indices, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.  The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period.  See “Valuation of the Securities” in this pricing supplement.

▪
Our offering of the securities does not constitute a recommendation of the underlying indices. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying indices is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks included in the underlying indices or in instruments related to the underlying indices, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying indices. These and other activities of our affiliates may affect the levels of the underlying indices in a way that has a negative impact on your interests as a holder of the securities.

▪
One of the underlying indices is subject to risks associated with the Eurozone. The companies whose stocks constitute the EURO STOXX 50® Index are leading companies in the Eurozone.  A number of countries in the Eurozone are undergoing a financial crisis affecting their economies, their ability to meet their sovereign financial obligations and their financial institutions.  Countries in the Eurozone that are not currently experiencing a financial crisis may do so in the future as a result of developments in other Eurozone countries. The economic ramifications of this financial crisis, and its effects on the companies that make up the EURO STOXX 50® Index, are impossible to predict. This uncertainty may contribute to significant volatility in the EURO STOXX 50® Index, and adverse developments affecting the Eurozone may affect the EURO STOXX 50® Index in a way that adversely affects the value of and return on the securities.  Furthermore, you should understand that there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies.

▪
The performance of the EURO STOXX 50® Index will not be adjusted for changes in the exchange rate between the Euro and the U.S. dollar.  The EURO STOXX 50® Index is composed of stocks traded in Euros, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar.  However, the performance of the EURO STOXX 50® Index and the value of your securities will not be adjusted for exchange rate fluctuations.  If the Euro appreciates relative to the U.S. dollar over the term of the securities, the performance of the EURO STOXX 50® Index as measured for purposes of the securities will be less than it

April 2014	PS-7

Citigroup Inc.
Callable Contingent Coupon Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due April , 2017

would have been had it offered exposure to that appreciation in addition to the change in the Euro price of the stocks underlying the EURO STOXX 50® Index.

▪
One of the underlying indices is subject to risks associated with small capitalization stocks.  The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies.  These companies tend to be less well-established than large market capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪
The levels of the underlying indices may be affected by our or our affiliates’ hedging and other trading activities.  We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the stocks included in the underlying indices or in instruments related to the underlying indices. Our affiliates also trade the stocks included in the underlying indices and other financial instruments related to the underlying indices on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the levels of the underlying indices in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪
We and our affiliates may have economic interests that are adverse to those of the holders of the securities as a result of our affiliates’ business activities.  Our affiliates may currently or from time to time engage in business with the issuers of the stocks included in the underlying indices, including extending loans to, making equity investments in or providing advisory services to those issuers. In the course of this business, we or our affiliates may acquire non-public information about those issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

▪
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of any of the underlying indices, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪
Adjustments to the underlying indices may affect the value of your securities. S&P Dow Jones Indices LLC, Russell Investment Group and STOXX Limited (the “underlying index publishers”) may add, delete or substitute the stocks included in the underlying indices or make other methodological changes that could affect the levels of the underlying indices. The underlying index publishers may discontinue or suspend calculation or publication of the underlying indices at any time without regard to your interests as a holder of the securities.

▪
The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the "IRS").  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in "United States Federal Tax Considerations" below.  If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected.  As described in the accompanying product supplement under "United States Federal Tax Considerations," in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments.  While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under "United States Federal Tax Considerations" and "Risk Factors Relating to the Securities" in the accompanying product supplement and "United States Federal Tax Considerations" in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

As described in "United States Federal Tax Considerations" below, in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating

April 2014	PS-8

Citigroup Inc.
Callable Contingent Coupon Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due April , 2017

some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

April 2014	PS-9

Citigroup Inc.
Callable Contingent Coupon Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due April , 2017

Information about the S&P 500® Index

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—S&P 500® Index—License Agreement” in the accompanying underlying supplement.  Please refer to the sections “Risk Factors” and “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index, including certain risks that are associated with an investment linked to the S&P 500® Index.

Historical Information

The closing level of the S&P 500® Index on April 1, 2014 was 1,885.52.

The graph below shows the closing levels of the S&P 500® Index for each day such level was available from January 2, 2009 to April 1, 2014. We obtained the closing levels from Bloomberg L.P., without independent verification.  You should not take the historical levels of the S&P 500® Index as an indication of future performance.

S&P 500® Index – Historical Closing Levels January 2, 2009 to April 1, 2014

April 2014	PS-10

Citigroup Inc.
Callable Contingent Coupon Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due April , 2017

Information about the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by Russell Investments, a subsidiary of Russell Investment Group. The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of Russell Investment Group and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—Russell 2000® Index—License with Russell” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—Russell 2000® Index” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index, including certain risks that are associated with an investment linked to the Russell 2000® Index.

Historical Information

The closing level of the Russell 2000® Index on April 1, 2014 was 1,188.70.

The graph below shows the closing levels of the Russell 2000® Index for each day such level was available from January 2, 2009 to April 1, 2014. We obtained the closing levels from Bloomberg L.P., without independent verification.  You should not take the historical levels of the Russell 2000® Index as an indication of future performance.

Russell 2000® Index – Historical Closing Levels January 2, 2009 to April 1, 2014

April 2014	PS-11

Citigroup Inc.
Callable Contingent Coupon Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due April , 2017

Information about the EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

STOXX Limited (“STOXX”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain financial instruments, including the securities. For more information, see “Equity Index Descriptions—EURO STOXX 50® Index—License Agreement with STOXX Limited” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index.

Historical Information

The closing level of the EURO STOXX 50® Index on April 1, 2014 was 3,186.34.

The graph below shows the closing levels of the EURO STOXX 50® Index for each day such level was available from January 2, 2009 to April 1, 2014. We obtained the closing levels from Bloomberg L.P., without independent verification.  You should not take the historical levels of the EURO STOXX 50® Index as an indication of future performance.

EURO STOXX 50® Index – Historical Closing Levels January 2, 2009 to April 1, 2014

April 2014	PS-12

Citigroup Inc.
Callable Contingent Coupon Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due April , 2017

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a security as a put option (the “Put Option”) written by you with respect to the underlying indices, secured by a cash deposit equal to the stated principal amount of the security (the “Deposit”).  In the opinion of our tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our tax counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  Under this treatment:

•	a portion of each coupon payment made with respect to the securities will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will specify in the final pricing supplement the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively.

Assuming the treatment of a security as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the securities. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders” in the accompanying product supplement.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts.”  While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

While we currently do not intend to withhold on payments on the securities to Non-U.S. Holders, in light of the uncertain treatment of the securities other persons having withholding or information reporting responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%.  Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities.  We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $17.50 for each $1,000.00 security sold in this offering.  From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $17.50 for each security they sell to the public.

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

April 2014	PS-13

Citigroup Inc.
Callable Contingent Coupon Securities Based on the Worst Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index Due April , 2017

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines.  This hedging activity could affect the closing levels of the underlying indices and, therefore, the value of and your return on the securities.  For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. The range for the estimated value of the securities set forth on the cover page of this preliminary pricing supplement reflects terms of the securities that have not yet been fixed as well as uncertainty on the date of this preliminary pricing supplement about the inputs to CGMI’s proprietary pricing models on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities.  The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2014 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

April 2014	PS-14